Exhibit 99.1

First Financial Bancorp Reports Second Quarter 2009
Earnings & Financial Results

▪	Net income available to common shareholders of $0.5 million and earnings per diluted common share of $0.01

▪	Credit quality experiencing some stress but remains relatively strong
–	Provision expense exceeded net charge-offs by 27% and increased $6.1 million over first quarter 2009
–	Three significant charge-offs totaling $5.1 million or 75 basis points of average loans and leases
–	Nonperforming loans to total loans of 1.31% remains below peers

▪	Capital and liquidity positions remain strong
–	Successfully completed a public offering of 13.8 million shares of common stock resulting in approximately $98.0 million of additional common equity
–	Total risk-based capital ratio of 16.02%, tangible common equity ratio of 9.06%

▪	Continued growth in commercial lending
–	Second quarter 2009 average commercial loans increased $239.4 million from the second quarter of 2008 and $44.1 million from the first quarter of 2009

▪	Accelerating growth strategy in key metropolitan markets

Cincinnati, Ohio – August 3, 2009 – First Financial Bancorp (Nasdaq: FFBC) today reported second quarter and year-to-date results for the period ended June 30, 2009. Second quarter 2009 net income was $1.5 million, net income available to common shareholders was $0.5 million and earnings per diluted common share were $0.01. This compares with net income of $7.8 million and earnings per diluted common share of $0.21 for the second quarter of 2008, and net income of $5.7 million, net income available to common shareholders of $5.2 million and earnings per diluted common share of $0.14 for the first quarter of 2009. Year-to-date 2009 net income was $7.2 million, net income available to common shareholders was $5.6 million, and earnings per diluted common share were $0.14. This compares with year-to-date 2008 net income of $15.1 million and earnings per diluted common share of $0.40.

Claude Davis, First Financial Bancorp’s president and chief executive officer, said, “It is important to note that despite the higher provision expense and charge-offs this quarter, First Financial remains strong. Our track record of profitability and disciplined credit processes, combined with the healthy capital and liquidity levels we have maintained throughout this recessionary period, has afforded us the flexibility to capitalize on opportunities in the marketplace.

 “During the quarter, we took advantage of opportunities to invest in and grow our business,” added Mr. Davis. “On Friday of last week, we announced the purchase of loans and the assumption of deposits at 19 Peoples Community Bank banking centers in an FDIC assisted transaction and in July we announced plans to purchase 3 banking centers from Irwin Union Bank and Trust Company. The addition of the Peoples banking centers gives us a strong position as a key player in the greater Cincinnati market, and the Irwin banking centers take us into affluent and fast-growing markets surrounding the Indianapolis metropolitan area. By year-end, we plan to operate over 100 First Financial Bank banking centers and ATMs in 9 regional markets and 63 communities in Ohio, Kentucky and Indiana.”

Second quarter 2009 results, when compared with the first quarter of 2009 were impacted by a $6.1 million increase in provision expense and a higher level of net charge-offs. The higher level of net charge-offs was primarily the result of two separate and unrelated vehicle floor plan relationships totaling approximately $3.8 million. Recently, the company discovered unusual activity related to these relationships resulting in violations of the terms of the loan agreements. These activities adversely impacted the borrowers’ abilities to repay their loans and given current market conditions, the market value of related collateral was not sufficient to remedy the situations. The involvement of federal law enforcement agencies and the resultant investigations of the borrowers are ongoing. First Financial has undertaken a complete review of its floor plan lending and audit procedures and has made appropriate changes that it believes will help prevent similar situations in the future. The financial impact of the charge-offs related to these floor plan relationships was a decrease to second quarter 2009 net income and earnings per diluted common share on an after-tax basis of $2.4 million, or $0.06 per diluted common share, respectively. The company’s vehicle floor plan lending portfolio totaled $25.0 million at June 30, 2009. Also during the quarter, First Financial charged off $1.3 of a million commercial real estate construction relationship, which represented the first charge-off in this particular loan category in six quarters.

Other significant items impacting second quarter earnings included elevated FDIC deposit insurance expense of $3.4 million, including a $1.7 million special FDIC assessment, a $3.3 million gain on the sale of investment securities, $0.4 million of acquisition-related expenses and a $0.3 million increase in professional services related to loan collection and resolution efforts.  These items also had an impact on the company’s performance metrics during the quarter, specifically return on average assets and return on average common equity.

The following tables present First Financial’s earnings excluding provision expense and other significant items impacting the company’s performance. The company believes that excluding these items presents a more representative comparison of operational performance for each period without the volatility of credit quality that is typically present in times of economic stress, as well as other significant items not related to the company’s core business.

Table I	($ in thousands, excluding per share data)
	2009			2008
	Year-to- Date	2Q	1Q	Full-Year	4Q	3Q	2Q	1Q

Gain (Loss) on FHLMC shares[1]	$123	$112	$11	$(3,738)	$(137)	$(3,400)	$(221)	$20

Increase in Loan Loss Reserve & Higher Charge-offs	-	-	-	(7,539)	(7,539)	-	-	-

Higher Charge-offs Related to Floor Plan Relationships	(3,752)	(3,752)	-	-	-	-	-	-

Gain on Sale of Property & Casualty Portion of Insurance Business	574	-	574	-	-	-	-	-

Gains on Sales of Investment Securities (CPP 2009; VISA 2008)	3,349	3,349	-	1,585	-	-	-	1,585

FDIC Special Assessment	(1,737)	(1,737)	-	-	-	-	-	-

FDIC Expense - Other	(1,969)	(1,687)	(282)	(521)	(158)	(115)	(121)	(127)

Acquisition-Related Expenses	(426)	(426)	-	-	-	-	-	-

Severance Costs Related to Sale of Property & Casualty Insurance Business	(232)	-	(232)	-	-	-	-	-

Liability for Retiree Medical Benefits	-	-	-	1,285	-	-	1,285	-

Impact to Pre-Tax Net Income	$(4,070)	$(4,141)	$71	$(8,928)	$(7,834)	$(3,515)	$943	$1,478
After-Tax Impact to Earnings Per Diluted Common Share	$(0.06)	$(0.07)	$0.00	$(0.15)	$(0.14)	$(0.06)	$0.02	$0.03

1   Gain (Loss) related to the company's investment in 200,000 Federal Home Loan Mortgage Corporation (FHLMC) perpetual preferred series V shares.

Table II	($ in thousands)
	Quarter			Year-to-Date
	2Q-09	1Q-09	2Q-08	June 30, 2009	June 30, 2008

Pre-Tax Income	$2,152	$8,768	$11,700	$10,920	$22,581
Excluding Provision Expense	10,358	4,259	2,493	14,617	5,716
Pre-Tax, Pre-Provision Income	$12,510	$13,027	$14,193	$25,537	$28,297

Significant Items [1]	1,298	353	1,064	1,651	2,669
Pre-Tax, Pre-Provision Income, excluding Significant Items	$11,212	$12,674	$13,129	$23,886	$25,628

1   Includes significant items summarized in Table I, with the exception of FDIC Expense - Other and provision-related items.

For additional information on First Financial’s comparable financial results, please refer to the discussions that follow detailing revenue and expense fluctuations.

DETAILS OF RESULTS
Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

UPDATE ON STRATEGIC TRANSACTIONS

Peoples Community Bank Purchase
As announced in a July 31, 2009 press release, First Financial Bank, N.A. has acquired substantially all the assets and assumed substantially all the liabilities of Peoples Community Bank through the receivership and resolution process of the FDIC.

This acquisition, in its expanded form, remains a significant addition to the advancement of the company’s growth strategy in the Greater Cincinnati region. In addition to the original 17 offices, 2 additional offices are located in the Lebanon, Ohio market and will mark First Financials entry into that desirable community.

First Financial paid a 1.5% premium for all deposits and acquired substantially all the assets at a $42 million discount. Total deposits are approximately $538 million and total loans are estimated at $436 million based on gross loans from the seller’s records. Losses incurred from the loan portfolio will be partially absorbed by the FDIC under a loss sharing agreement whereby 80% of losses up to $190 million, and 95% of losses beyond $190 million, are covered by the FDIC. This loss sharing agreement provides First Financial with total loss protection on 88.5% of the $436 million loan portfolio and gives the company assurance that this transaction, despite the purchase of nonperforming loans, is conservative and will create added value to shareholders.

Under the accounting rules for business combinations, all assets and liabilities will be recorded at fair value. The final fair value determinations will be made throughout the third quarter.

The risk-weighting of the covered assets is 20% for regulatory capital calculations. The result is a comparative reduction of risk-weighted assets and an increase in earning assets from the previously announced transaction.

First Financial also has the opportunity under the FDIC agreement to modify pricing on existing deposits. The company is evaluating the appropriate strategy for deposit pricing and will likely modify pricing for high-cost, long-term deposits under this FDIC option. Furthermore, First Financial has a 90-day option to determine which banking centers it will purchase, or leases it will assume, from the FDIC as receiver.

First Financial expects to convert all offices purchased to a single data processing platform in the fourth quarter of 2009.

The incremental benefit relative to the incremental risk is substantial and is expected to generate between $0.08 and $0.11 per share on a cash basis in 2010.

Irwin Union Bank Loan Purchase and Branch Purchase

Loan Purchase – First Financial completed a purchase of $145.1 million in performing commercial loans on June 30, 2009. This transaction was discussed in greater detail in an 8-K dated July 6, 2009.

Branch Purchase – First Financial entered into a Branch Purchase Agreement on July 1, 2009, whereby it has agreed to purchase 3 branches from Irwin Union Bank in the Indiana cities of Carmel, Greensburg and Shelbyville. Approximately $143 million of deposits will be assumed at that time at par. The company also expects to purchase an additional $50 million in select performing commercial and consumer loans from Irwin in the third quarter when the acquisition of the 3 branches is expected to close.

The branch purchase remains scheduled to close late in the third quarter of 2009, subject to regulatory approval.

The Peoples Community Bank and Irwin Union transactions are expected to add a combined $0.16 to $0.19 per share on a cash basis in their first full year of operation.

CREDIT QUALITY
The following table presents First Financial’s key credit quality metrics.

Table III	($ in thousands)
	Three Months Ended					Year-to-Date
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Total Nonperforming Loans	$37,790	$24,892	$18,185	$14,038	$15,366	$37,790	$15,366
Total Nonperforming Assets	$42,956	$28,405	$22,213	$18,648	$19,129	$42,956	$19,129

Nonperforming Assets as a % of:
Period-End Loans, Plus Other Real Estate Owned	1.48%	1.04%	0.83%	0.70%	0.71%	1.48%	0.71%
Total Assets	1.14%	0.75%	0.60%	0.53%	0.55%	1.14%	0.55%

Nonperforming Loans as a % of Total Loans	1.31%	0.91%	0.68%	0.53%	0.57%	1.31%	0.57%

Allowance for Loan & Lease Losses	$38,649	$36,437	$35,873	$30,353	$29,580	$38,649	$29,580

Allowance for Loan & Lease Losses as a % of:
Period-End Loans	1.34%	1.33%	1.34%	1.14%	1.11%	1.34%	1.11%
Nonaccrual Loans	102.8%	147.6%	199.5%	219.5%	199.7%	102.8%	199.7%
Nonperforming Loans	102.3%	146.4%	197.3%	216.2%	192.5%	102.3%	192.5%

Total Net Charge-Offs	$8,146	$3,695	$4,955	$2,446	$2,631	$11,841	$5,193
Annualized Net Charge-Offs as a % of Average Loans & Leases	1.19%	0.55%	0.73%	0.36%	0.40%	0.88%	0.40%

While the economies in most of the markets the company serves are well diversified and economic deterioration has been less severe compared with other parts of the United States, the prolonged downturn and near record unemployment levels have begun to negatively affect clients who just a short time ago were not impacted by these adverse conditions.

The overall credit quality of the commercial lending portfolios has remained relatively strong throughout the economic downturn. Late in the fourth quarter of 2008 and continuing into the first half of 2009, First Financial has seen a higher level of borrower stress related to the prolonged weak economic conditions.

Prior to and throughout the economic downturn, the company has maintained strong underwriting policies, originated loans within its footprint and proactively managed its credit portfolio and worked with clients on loan resolution issues. However, in a continued effort to strengthen its loan underwriting standards and improve its management of potential problem credits, First Financial conducted an extensive review of its lending strategies, policies and procedures during the recent quarter. Lending officers met face-to-face with substantially all clients whose lending relationship exceeded $0.5 million to obtain an update on each borrower’s current situation, including updating financial information. As a result of this review, the company enhanced a number of its existing procedures and implemented some new lending strategies, including revising underwriting standards for larger commercial real estate construction loans, placing further restrictions on automotive industry lending and discontinuing commercial and residential real estate development lending.

The second quarter 2009 provision expense represented approximately 127% of second quarter 2009 total net charge-offs. Total net charge-offs increased $4.5 million from the first quarter of 2009 and $5.5 million from the second quarter of 2008. This increase was primarily related to the aforementioned floor plan relationships totaling approximately $3.8 million, or 55 basis points of average loans and leases, and the commercial real estate construction relationship of $1.3 million, or 20 basis points of average loans and leases. As previously discussed, these floor plan relationships remain the subject of ongoing federal investigations.

Second quarter 2009 nonperforming loans increased to $37.8 million from $24.9 million in the first quarter of 2009 and $15.4 million in the second quarter of 2008. Both the linked-quarter and year-over-year increases were primarily attributable to continued deterioration within the commercial lending portfolios. During the quarter, an $8.2 million commercial real estate construction loan participation was placed in nonaccrual.

Similar to the first quarter of 2009, the higher level of nonperforming loans in the second quarter of 2009 continued to adversely impact the company’s nonperforming loan coverage ratios. The second quarter 2009 allowance for loan and lease losses as a percent of nonaccrual and nonperforming loans was 102.8% and 102.3%, respectively, compared with 147.6% and 146.4%, respectively, in the first quarter of 2009, and 199.7% and 192.5%, respectively, in the second quarter of 2008. Although the allowance for loan and lease losses as a percent of nonaccrual and nonperforming loans has declined over the past several quarters, based on historical information available, the company believes that it continues to compare favorably with the industry and its peers on these and most other key credit ratios and metrics. First Financial expects that the challenging economic conditions will continue to persist over the coming quarters, and as a result, anticipates that credit costs may remain volatile during this uncertain period.

Total loans 30 to 89 days past due at June 30, 2009 were $20.5 million, or 0.71% of period end loans, compared with $20.4 million, or 0.75% at March 31, 2009, and $22.1 million, or 0.83% at June 30, 2008. Management closely monitors these trends and ratios and considers the level of delinquent loans consistent with its expectation of the total loan portfolio’s behavior.

The allowance for loan and lease losses increased to $38.6 million at June 30, 2009, from $36.4 million at March 31, 2009, and $29.6 million at June 30, 2008. The higher reserve reflects the impact from the addition of $145.1 million in performing commercial and consumer loans that were purchased from Irwin on June 30, 2009, as well as the continued weak economic environment, near record levels of unemployment and the uncertainty surrounding the timing of a recovery. The growth in period end loans as a result of the loan purchase reduced the allowance for loan and lease losses as a percent of period-end loans at June 30, 2009, by 5 basis points. The company believes that the $38.6 million allowance for loan and lease losses at June 30, 2009, or 1.34% of period end loans, is adequate to absorb probable credit losses inherent in its lending portfolio.

Other real estate owned increased to $5.2 million at June 30, 2009, from $3.5 million at March 31, 2009, and $3.8 million at June 30, 2008. The linked quarter and year-over-year increases were primarily the result of commercial real estate additions, specifically, collateral related to the previously mentioned vehicle floor plan relationships that were charged-off during the quarter. Balances related to residential real estate experienced a net decline during the second quarter of 2009.

For further details on the quarter-over-quarter and year-to-date changes in credit quality, please see the attached Credit Quality schedule.

CAPITAL MANAGEMENT
On June 8, 2009, First Financial completed a public offering of 13.8 million shares of its common stock adding approximately $98.0 million of additional common equity, after offering related costs. As a result of the capital raised during the quarter, the company's already strong capital ratios further improved and continued to significantly exceed the amounts necessary to be classified as well-capitalized. In addition, total regulatory capital exceeded the “minimum” requirement by $246.6 million, on a consolidated basis. Based on historical information available, First Financial’s capital and liquidity levels continue to compare favorably with the industry and its peers.

The following table presents regulatory capital ratios at June 30, 2009.

Table IV	FFBC	Regulatory "well-capitalized" minimum
Leverage Ratio	12.02%	5%
Tier 1 Capital Ratio	14.77%	6%
Total Risk-Based Capital Ratio	16.02%	10%
EOP Tangible Equity / EOP Tangible Assets	11.14%	N/A
EOP Tangible Common Equity / EOP Tangible Assets	9.06%	N/A
N/A = not applicable

The $145.1 million loan portfolio purchased from Irwin reduced the Tier 1 Capital and Total Risk-Based Capital ratios by 57 and 62 basis points, respectively, at June 30, 2009.

U.S. TREASURY CAPITAL PURCHASE PROGRAM
In October 2008, First Financial was encouraged by banking regulators to participate in the U.S. Treasury’s Capital Purchase Program (CPP), a component of the Troubled Asset Relief Program (TARP). On December 23, 2008, the company completed the sale of $80.0 million in perpetual preferred securities to the U.S. Treasury under the CPP.

First Financial designated an investment portfolio specifically supported by the CPP capital. This investment portfolio, referred to as the CPP Investment Portfolio, totaled $59.8 million at June 30, 2009, compared with $225.4 million at March 31, 2009, and $121.9 million at December 31, 2008. During the second quarter of 2009, the company sold $149.4 million of CPP Investment Portfolio securities to fund the $145.1 million loan purchase from Irwin. Additional details on this redeployment strategy are discussed beginning on page 11, in the Investments section of this news release.

Many financial institutions that elected to participate in the CPP have now redeemed the preferred shares they issued to the Treasury and repaid the Treasury in full. First Financial’s board of directors continues to evaluate the company’s capital plan and structure, including the merits of continued participation in the CPP after having successfully raised approximately $98.0 million in common equity. At this time a decision on First Financial’s continued participation in the CPP has not been made.

NET INTEREST INCOME & NET INTEREST MARGIN

Table V	($ in thousands)
	Quarter			Year-to-Date
	2Q-09	1Q-09	2Q-08	June 30, 2009	June 30, 2008
Net Interest Income	$31,209	$30,928	$28,414	$62,137	$56,663
Net Interest Margin	3.60%	3.61%	3.72%	3.62%	3.75%
Net Interest Margin
(fully tax equivalent)	3.64%	3.65%	3.78%	3.65%	3.81%

Second quarter 2009 net interest income increased $2.8 million from the second quarter of 2008 and $0.3 million from the first quarter of 2009. The second quarter 2009 net interest margin declined 12 basis points from the second quarter of 2008 and 1 basis point from the first quarter 2009. Year-to-date 2009 net interest income increased $5.5 million from 2008’s comparable period, and the net interest margin declined 13 basis points.

The year-over-year quarter, linked quarter and year-to-date increases in net interest income were due to higher balances in average total loans primarily driven by higher commercial lending volume, as well as an increase in lower-cost transaction deposit accounts. Second quarter and year-to-date 2009 net interest income were also positively impacted by growth in the investment securities portfolio.

The year-over-year quarter and year-to-date net interest margin declines were primarily related to the lower overall market interest rate environment. However, this was partially offset by growth in average total loans and the continued mix shift in the loan portfolio from consumer to commercial, growth in the investment portfolio, as well as increased average total deposits, including the continued transition in the deposit mix from time to transaction deposits.

The linked quarter net interest margin benefited from stabilization of overall market interest rates over the past six months and increased average total loans and deposits combined with the continued transitions in the mix of these portfolios. However, this was offset by monthly cash flows from the investment portfolio that were not reinvested into securities.

For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.

NONINTEREST INCOME
The following table presents a summary of items impacting noninterest income.

Table VI	($ in thousands)
	Quarter			Year-to-Date
	2Q-09	1Q-09	2Q-08	June 30, 2009	June 30, 2008
Gain (Loss) on FHLMC shares	$112	$11	$(221)	$123	$(201)

Gain on Sale of Property & Casualty Portion of Insurance Business	-	574	-	574	-

Gain on Sales of Investment Securities (CPP 2Q-09; VISA 1Q-08)	3,349	-	-	3,349	1,585

Impact to Noninterest Income	$3,461	$585	$(221)	$4,046	$1,384

Second quarter 2009 noninterest income was $14.1 million, an increase of $0.3 million from the second quarter of 2008, and an increase of $2.1 million from the first quarter of 2009. Excluding the items disclosed in the table, second quarter 2009 noninterest income declined $3.3 million from the second quarter of 2008 and $0.8 million from the first quarter of 2009. The year-over-year decline was due to lower service charges on deposit accounts, decreases in bankcard income, lower trust and wealth management fees and a decline in other noninterest income. The decline in other noninterest income was related to lower revenue from bank-owned life insurance, brokerage and the property and casualty liability portion of the company’s insurance business that was sold during the first quarter of 2009. Market-based revenues such as bank-owned life insurance and trust fees are reflective of the overall market conditions from which these revenues are derived. The linked quarter benefited from increases in service charges on deposit accounts and bankcard income, but was also negatively impacted by lower fee income from the client derivative program and a decrease in trust and wealth management fees.

Year-to-date 2009 noninterest income was $26.1 million, a decline of $2.5 million from $28.6 million in 2008’s comparable period. Excluding the items disclosed in the table, year-to-date 2009 noninterest income declined $5.2 million from 2008’s comparable period. This decline was primarily due to lower service charges on deposit accounts, decreases in bankcard income and lower trust and wealth management fees as well as a decline in income from bank-owned life insurance.

For the past several quarters, most fee income components of noninterest income have been negatively impacted by the declining economic conditions and their impact on consumer spending, while trust and wealth management fees were negatively impacted by volatility in the investment and equity markets. In the second quarter of 2009, a number of deposit and consumer-based fee income categories realized some improvement over the first quarter of 2009. Total service charges on deposit accounts increased $0.2 million, and bankcard income increased $0.1 million. Trust and wealth management fees were down slightly from the first quarter of 2009; however, the decline was not as severe as it had been over the past several quarters.

The following table presents overdraft/non-sufficient funds fees and trust and wealth management fees.

Table VII	($ in thousands)
	Quarter			Year-to-Date
	2Q-09	1Q-09	2Q-08	June 30, 2009	June 30, 2008

Overdraft/Non-Sufficient Fund Fees	$3,003	$2,791	$3,628	$5,794	$6,968
Other	1,286	1,288	1,323	2,574	2,590
Total Service Charges on Deposit Accounts	$4,289	$4,079	$4,951	$8,368	$9,558

Trust Fees	2,944	2,946	3,967	5,890	7,880
Investment Advisory Fees	309	343	687	652	1,396
Total Trust & Wealth Management Fees	$3,253	$3,289	$4,654	$6,542	$9,276

Since June 30, 2008, assets under management by the company’s wealth management division have declined by $366.4 million or 18% to $1.7 billion at June 30, 2009, primarily as a result of equity market declines.

NONINTEREST EXPENSE
The following table presents a summary of items impacting noninterest expense.

Table VIII	($ in thousands)
	Quarter			Year-to-Date
	2Q-09	1Q-09	2Q-08	June 30, 2009	June 30, 2008

FDIC Special Assessment	$1,737	$-	$-	$1,737	$-

FDIC Expense - Other	1,687	282	121	1,969	248

Acquisition-Related Expenses (other noninterest expense)	426	-	-	426	-

Severance Costs Related to Sale of Property & Casualty Insurance Business (salaries and employee benefits)	-	232	-	232	-

Liability for Retiree Medical Benefits (salaries and employee benefits)	-	-	(1,285)	-	(1,285)
Impact to Noninterest Expense	$3,850	$514	$(1,164)	$4,364	$(1,037)

Second quarter 2009 noninterest expense was $32.8 million, an increase of $4.8 million from the second quarter of 2008, and an increase of $2.9 million from the first quarter of 2009. Excluding the items disclosed in the table, second quarter 2009 noninterest expense decreased $0.2 million from the second quarter of 2008 and $0.5 million from the first quarter of 2009. The year-over-year quarter and linked quarter declines in noninterest expense were primarily related to lower salaries and benefits due to lower incentive based pay, partially offset by increased marketing costs as well as higher professional services and other noninterest expenses related to loan collection and resolution efforts.

Year-to-date 2009 noninterest expense increased $5.7 million to $62.7 million from $57.0 million in 2008’s comparable period. Excluding the items disclosed in the table, year-to-date 2009 noninterest expense increased $0.3 million from 2008’s comparable period. This increase was primarily related to higher professional services and other noninterest expenses related to loan collection and resolution efforts, as well as increased marketing and furniture and equipment costs, partially offset by lower salaries and benefits due to lower incentive based pay. The higher marketing and furniture and equipment costs were related to First Financial’s market expansion efforts, as the company opened two new banking centers in late 2008 and one new banking center in the Cincinnati market earlier this year.

The second quarter 2009 FDIC special assessment was applicable to all insured financial institutions. The FDIC is currently evaluating further increases in deposit insurance premiums for all insured institutions later in 2009, including a second possible special assessment later in the year. In addition, regularly assessed FDIC insurance premiums increased significantly industry-wide due to the current funded status of the deposit insurance fund.

INCOME TAXES
Income tax expense was $0.7 million and the effective tax rate was 32.6% for the second quarter of 2009, compared with income tax expense of $3.9 million and an effective tax rate of 33.3% for the second quarter of 2008, and income tax expense of $3.0 million and an effective tax rate of 34.6% for the first quarter of 2009. Year-to-date 2009 income tax expense was $3.7 million with an effective tax rate of 34.2% compared with income tax expense of $7.4 million and an effective tax rate of 32.9% for 2008’s comparable period.

LOANS
Second Quarter 2009 versus Second Quarter 2008
▪	Average total loans increased $92.8 million or 3.5%.
▪	Average commercial, commercial real estate and construction loans increased $239.4 million, or 13.8%.

Second Quarter 2009 versus First Quarter 2009
▪	Average total loans increased $26.1 million, or 3.9% on an annualized basis.
▪	Average commercial, commercial real estate and construction loans increased $44.1 million, or 9.2% on an annualized basis.

Year-to-Date 2009 versus Year-to-Date 2008
▪	Average total loans increased $105.8 million, or 4.0%.
▪	Average commercial, commercial real estate and construction loans increased $257.0 million, or 15.2%.

INVESTMENTS
In anticipation of the receipt of the $80.0 million in CPP capital, the company began purchasing agency-guaranteed, mortgage backed securities during the fourth quarter 2008. It was expected that as additional organic lending opportunities became available, the cash flows from the CPP Investment Portfolio would provide sufficient liquidity and capital support for redeployment into loans. This investment portfolio was specifically designated as the CPP Investment Portfolio.

As a result of the June 30, 2009 purchase of the $145.1 million loan portfolio from Irwin, the company executed a strategy to restructure the CPP Investment Portfolio to fund this purchase. During the second quarter of 2009, $149.4 million of CPP Investment Portfolio securities, with an effective yield of 4.67%, were sold resulting in an aggregate pre-tax gain of $3.3 million. The CPP Investment Portfolio totaled $59.8 million at June 30, 2009, compared with $225.4 million at March 31, 2009.

Securities available-for-sale at June 30, 2009, totaled $528.2 million, compared with $421.7 million at June 30, 2008, and $732.9 million at March 31, 2009. The total investment portfolio represented 14.8% and 13.4% of total assets at June 30, 2009 and 2008, respectively, and 20.1% of total assets at March 31, 2009.

At June 30, 2009, the company held 82.3% of its available-for-sale securities in residential mortgage-related investments, substantially all of which are held in highly-rated, agency-backed pass-through instruments, including collateralized mortgage obligations (CMO’s). All CMO’s held by the company are AAA rated by Standard & Poor’s Corporation or similar rating agencies. First Financial does not own any interest-only, principal-only, or other high-risk securities.

The company has recorded, as a component of equity in accumulated other comprehensive income, an unrealized after-tax gain on the investment portfolio of approximately $7.5 million at June 30, 2009, compared with an unrealized after-tax loss of $0.9 million at June 30, 2008, and an unrealized after-tax gain of $10.6 million at March 31, 2009.

The following table presents a summary of the total investment portfolio at June 30, 2009.

Table IX
($ in thousands, excluding book price and market value)

						Base
	% of	Book	Book	Book	June 30, 2009	Gain/
	Total	Value	Yield	Price	Market Value	(Loss)
Agencys	7.3%	$41,145	5.31	99.79	102.69	$1,162
CMOs (Agency)	11.8%	65,879	4.71	100.44	103.50	1,950
CMOs (Private)	0.0%	77	1.60	100.00	97.94	(2)
MBSs (Agency)	69.8%	391,667	4.72	100.94	103.24	8,709
Agency Preferred	0.0%	184	-	0.92	0.92	-
Subtotal	88.9%	$498,952	4.76	100.74	102.18	$11,819

Municipal	5.4%	$30,085	7.16	99.12	100.36	$376
Other *	5.7%	31,839	4.47	101.17	100.90	(87)
Subtotal	11.1%	$61,924	5.78	100.18	100.64	$289

Total Investment Portfolio	100.0%	$560,876	4.87	100.68	102.03	$12,108

		Net Unrealized Gain/(Loss)				$12,108
		Aggregate Gains				$13,072
		Aggregate Losses				$(964)

		Net Unrealized Gain/(Loss) % of Book Value				2.16%

* Other includes $28.0 million of regulatory stock

DEPOSITS
Second Quarter 2009 compared with Second Quarter 2008
▪	Average total deposits increased $38.1 million, or 1.4%.
▪	Average transaction and savings deposits increased $99.6 million, or 6.2%.
▪	Average time deposits declined $61.5 million, or 5.2%.

Second Quarter 2009 compared with First Quarter 2009
▪	Average total deposits increased $11.5 million, or 1.6% on an annualized basis.
▪	Average transaction and savings deposits increased $21.8 million, or 5.2% on an annualized basis.
▪	Average time deposits declined $10.3 million, or 3.6% on an annualized basis.

Year-to-Date 2009 versus Year-to-Date 2008
▪	Average total deposits increased $13.9 million, or 0.5%.
▪	Average transaction and savings deposits increased $83.2 million, or 5.2%.
▪	Average time deposits declined $69.3 million, or 5.7%.

First Financial experienced growth in average total deposit balances during the second quarter of 2009, particularly in savings and lower-cost average transaction deposits. This growth is a result of deposit-pricing strategies and other initiatives that the company implemented over the past several quarters in an effort to grow and retain more low-cost transaction-based retail and commercial deposits. One new initiative recently launched is a retail sales program that comprehensively tracks client contacts as well as calling efforts, actual product sales and client service metrics. The declines in average time deposits are attributable to a decrease in average total interest-bearing deposits primarily due to the runoff of time deposits resulting from disciplined pricing and the company’s strategy to generate lower-cost transaction-based accounts.

Conference Call & Webcast
As previously announced, a conference call and webcast to discuss First Financial’s second quarter 2009 financial results will be held on Tuesday, August 4, 2009, at 8:30 a.m. ET with Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. To access the conference call, dial 800-860-2442 (passcode not required). The webcast will be available at First Financial’s website (www.bankatfirst.com/Investor). Participants should join the live conference call and webcast 5 to 10 minutes before its scheduled start. A replay of the call and webcast will be available approximately one hour after the live call has ended. To access the replay, dial 877-344-7529 (passcode 432795).

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations continue to deteriorate, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio, allowance for loan and lease losses and overall financial purpose; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on First Financial, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; including our ability to successfully integrate the Peoples Community Bank banking centers, and the banking centers which are being acquired from Irwin Union Bank and Trust Company; the effect of changes in accounting policies and practices; adverse changes in the securities and debt markets; First Financial’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; uncertainties arising from First Financial’s participation in the TARP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended March 31, 2009. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which will be filed with the SEC no later than August 10, 2009.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.8 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 82 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.7 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investors.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,			Six months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2009	2009	2008	2008	2008	2009	2008
RESULTS OF OPERATIONS
Net interest income	$31,209	$30,928	$30,129	$29,410	$28,414	$62,137	$56,663
Net income	$1,450	$5,735	$2,084	$5,732	$7,808	$7,185	$15,146
Net income available to common shareholders	$450	$5,157	$2,084	$5,732	$7,808	$5,607	$15,146
Net earnings per common share - basic	$0.01	$0.14	$0.06	$0.15	$0.21	$0.14	$0.41
Net earnings per common share - diluted	$0.01	$0.14	$0.06	$0.15	$0.21	$0.14	$0.40
Dividends declared per common share	$0.10	$0.10	$0.17	$0.17	$0.17	$0.20	$0.34

KEY FINANCIAL RATIOS
Return on average assets	0.15%	0.62%	0.23%	0.66%	0.93%	0.38%	0.91%
Return on average shareholders' equity	1.53%	6.63%	2.89%	8.24%	11.26%	3.96%	10.96%
Return on average common shareholders' equity	0.60%	7.67%	2.97%	8.24%	11.26%	3.93%	10.96%
Return on average tangible common shareholders' equity	0.66%	8.57%	3.32%	9.21%	12.57%	4.37%	12.24%

Net interest margin	3.60%	3.61%	3.67%	3.68%	3.72%	3.62%	3.75%
Net interest margin (fully tax equivalent) (1)	3.64%	3.65%	3.71%	3.73%	3.78%	3.65%	3.81%

Ending equity as a percent of ending assets	11.81%	9.29%	9.42%	7.89%	7.96%	11.81%	7.96%
Ending common equity as a percent of ending assets	9.74%	7.24%	7.31%	7.89%	7.96%	9.74%	7.96%
Ending tangible common equity as a percent of:
Ending tangible assets	9.06%	6.54%	6.57%	7.13%	7.18%	9.06%	7.18%
Risk-weighted assets	11.05%	8.38%	8.37%	8.86%	8.97%	11.04%	8.97%

Average equity as a percent of average assets	10.04%	9.29%	8.04%	7.96%	8.29%	9.67%	8.34%
Average common equity as a percent of average assets	7.98%	7.22%	7.82%	7.96%	8.29%	7.60%	8.34%
Average tangible common equity as a percent of average tangible assets	7.27%	6.51%	7.05%	7.18%	7.50%	6.89%	7.54%

Book value per common share	$7.16	$7.36	$7.21	$7.40	$7.34	$7.16	$7.34
Tangible book value per common share	$6.61	$6.59	$6.43	$6.62	$6.57	$6.61	$6.57

Tier 1 Ratio (2)	14.77%	12.16%	12.38%	9.80%	9.99%	14.77%	9.99%
Total Capital Ratio (2)	16.02%	13.39%	13.62%	10.89%	11.06%	16.02%	11.06%
Leverage Ratio (2)	12.02%	9.51%	10.00%	7.95%	8.21%	12.02%	8.21%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,744,063	$2,717,097	$2,690,895	$2,709,629	$2,648,327	$2,730,654	$2,622,405
Investment securities	731,119	758,257	574,893	467,524	422,463	744,613	383,883
Other earning assets	0	0	1,737	3,137	4,095	0	34,947
Total earning assets	$3,475,182	$3,475,354	$3,267,525	$3,180,290	$3,074,885	$3,475,267	$3,041,235
Total assets	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,781,002	$3,330,156
Noninterest-bearing deposits	$425,330	$416,206	$412,644	$402,604	$394,352	$420,793	$386,796
Interest-bearing deposits	2,408,054	2,405,700	2,367,121	2,380,037	2,400,940	2,406,883	2,426,984
Total deposits	$2,833,384	$2,821,906	$2,779,765	$2,782,641	$2,795,292	$2,827,676	$2,813,780
Borrowings	$542,578	$566,808	$474,655	$394,708	$256,409	$554,626	$207,154
Shareholders' equity	$379,944	$350,857	$286,582	$276,594	$278,803	$365,480	$277,809

CREDIT QUALITY RATIOS
Allowance to ending loans	1.34%	1.33%	1.34%	1.14%	1.11%	1.34%	1.11%
Allowance to nonaccrual loans	102.81%	147.57%	199.51%	219.47%	199.70%	102.81%	199.70%
Allowance to nonperforming loans	102.27%	146.38%	197.27%	216.22%	192.50%	102.27%	192.50%
Nonperforming loans to total loans	1.31%	0.91%	0.68%	0.53%	0.57%	1.31%	0.57%
Nonperforming assets to ending loans, plus OREO	1.48%	1.04%	0.83%	0.70%	0.71%	1.48%	0.71%
Nonperforming assets to total assets	1.14%	0.75%	0.60%	0.53%	0.55%	1.14%	0.55%
Net charge-offs to average loans (annualized)	1.19%	0.55%	0.73%	0.36%	0.40%	0.88%	0.40%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) June 30, 2009 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	Three months ended,			Six months ended,
	Jun. 30,			Jun. 30,
	2009	2008	% Change	2009	2008	% Change
Interest income
Loans, including fees	$33,978	$39,646	(14.3)%	$67,635	$82,367	(17.9)%
Investment securities
Taxable	8,023	4,387	82.9%	16,713	7,908	111.3%
Tax-exempt	386	792	(51.3)%	820	1,583	(48.2)%
Total investment securities interest	8,409	5,179	62.4%	17,533	9,491	84.7%
Federal funds sold	0	40	(100.0)%	0	605	(100.0)%
Total interest income	42,387	44,865	(5.5)%	85,168	92,463	(7.9)%

Interest expense
Deposits	9,080	14,635	(38.0)%	18,883	32,374	(41.7)%
Short-term borrowings	527	1,130	(53.4)%	1,034	1,922	(46.2)%
Long-term borrowings	1,251	384	225.8%	2,557	790	223.7%
Subordinated debentures and capital securities	320	302	6.0%	557	714	(22.0)%
Total interest expense	11,178	16,451	(32.1)%	23,031	35,800	(35.7)%
Net interest income	31,209	28,414	9.8%	62,137	56,663	9.7%
Provision for loan and lease losses	10,358	2,493	315.5%	14,617	5,716	155.7%
Net interest income after provision for loan and lease losses	20,851	25,921	(19.6)%	47,520	50,947	(6.7)%

Noninterest income
Service charges on deposit accounts	4,289	4,951	(13.4)%	8,368	9,558	(12.5)%
Trust and wealth management fees	3,253	4,654	(30.1)%	6,542	9,276	(29.5)%
Bankcard income	1,422	1,493	(4.8)%	2,713	2,791	(2.8)%
Net gains from sales of loans	408	188	117.0%	792	407	94.6%
Gains on sales of investment securities	3,349	0	N/M	3,349	1,585	111.3%
Income (loss) on preferred securities	112	(221)	150.7%	123	(201)	161.2%
Other	1,264	2,683	(52.9)%	4,243	5,207	(18.5)%
Total noninterest income	14,097	13,748	2.5%	26,130	28,623	(8.7)%

Noninterest expenses
Salaries and employee benefits	16,223	15,895	2.1%	33,876	32,968	2.8%
Net occupancy	2,653	2,510	5.7%	5,470	5,462	0.1%
Furniture and equipment	1,851	1,617	14.5%	3,653	3,270	11.7%
Data processing	794	814	(2.5)%	1,612	1,607	0.3%
Marketing	700	474	47.7%	1,340	991	35.2%
Communication	669	749	(10.7)%	1,340	1,554	(13.8)%
Professional services	1,254	1,061	18.2%	2,207	1,822	21.1%
State intangible tax	648	688	(5.8)%	1,316	1,374	(4.2)%
FDIC expense	3,424	121	2729.8%	3,706	248	1394.4%
Other	4,580	4,040	13.4%	8,210	7,693	6.7%
Total noninterest expenses	32,796	27,969	17.3%	62,730	56,989	10.1%
Income before income taxes	2,152	11,700	(81.6)%	10,920	22,581	(51.6)%
Income tax expense	702	3,892	(82.0)%	3,735	7,435	(49.8)%
Net income	1,450	7,808	(81.4)%	7,185	15,146	(52.6)%
Dividends on preferred stock	1,000	0	N/M	1,578	0	N/M
Income available to common shareholders	$450	$7,808	(94.2)%	$5,607	$15,146	(63.0)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.01	$0.21		$0.14	$0.41
Net earnings per common share - diluted	$0.01	$0.21		$0.14	$0.40
Dividends declared per common share	$0.10	$0.17		$0.20	$0.34

Return on average assets	0.15%	0.93%		0.38%	0.91%
Return on average shareholders' equity	1.53%	11.26%		3.96%	10.96%

Interest income	$42,387	$44,865	(5.5)%	$85,168	$92,463	(7.9)%
Tax equivalent adjustment	307	510	(39.8)%	670	1,024	(34.6)%
Interest income - tax equivalent	42,694	45,375	(5.9)%	85,838	93,487	(8.2)%
Interest expense	11,178	16,451	(32.1)%	23,031	35,800	(35.7)%
Net interest income - tax equivalent	$31,516	$28,924	9.0%	$62,807	$57,687	8.9%

Net interest margin	3.60%	3.72%		3.62%	3.75%
Net interest margin (fully tax equivalent) (1)	3.64%	3.78%		3.65%	3.81%

Full-time equivalent employees	1,048	1,058

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)
	2009
	Second	First		% Change
	Quarter	Quarter	Year-to-date	Linked Qtr.
Interest income
Loans, including fees	$33,978	$33,657	$67,635	1.0%
Investment securities
Taxable	8,023	8,690	16,713	(7.7)%
Tax-exempt	386	434	820	(11.1)%
Total investment securities interest	8,409	9,124	17,533	(7.8)%
Federal funds sold	0	0	0	N/M
Total interest income	42,387	42,781	85,168	(0.9)%

Interest expense
Deposits	9,080	9,803	18,883	(7.4)%
Short-term borrowings	527	507	1,034	3.9%
Long-term borrowings	1,251	1,306	2,557	(4.2)%
Subordinated debentures and capital securities	320	237	557	35.0%
Total interest expense	11,178	11,853	23,031	(5.7)%
Net interest income	31,209	30,928	62,137	0.9%
Provision for loan and lease losses	10,358	4,259	14,617	143.2%
Net interest income after provision for loan and lease losses	20,851	26,669	47,520	(21.8)%

Noninterest income
Service charges on deposit accounts	4,289	4,079	8,368	5.1%
Trust and wealth management fees	3,253	3,289	6,542	(1.1)%
Bankcard income	1,422	1,291	2,713	10.1%
Net gains from sales of loans	408	384	792	6.3%
Gains on sales of investment securities	3,349	0	3,349	N/M
Income on preferred securities	112	11	123	918.2%
Other	1,264	2,979	4,243	(57.6)%
Total noninterest income	14,097	12,033	26,130	17.2%

Noninterest expenses
Salaries and employee benefits	16,223	17,653	33,876	(8.1)%
Net occupancy	2,653	2,817	5,470	(5.8)%
Furniture and equipment	1,851	1,802	3,653	2.7%
Data processing	794	818	1,612	(2.9)%
Marketing	700	640	1,340	9.4%
Communication	669	671	1,340	(0.3)%
Professional services	1,254	953	2,207	31.6%
State intangible tax	648	668	1,316	(3.0)%
FDIC expense	3,424	282	3,706	1114.2%
Other	4,580	3,630	8,210	26.2%
Total noninterest expenses	32,796	29,934	62,730	9.6%
Income before income taxes	2,152	8,768	10,920	(75.5)%
Income tax expense	702	3,033	3,735	(76.9)%
Net income	1,450	5,735	7,185	(74.7)%
Dividends on preferred stock	1,000	578	1,578	73.0%
Income available to common shareholders	$450	$5,157	$5,607	(91.3)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.01	$0.14	$0.14
Net earnings per common share - diluted	$0.01	$0.14	$0.14
Dividends declared per common share	$0.10	$0.10	$0.20

Return on average assets	0.15%	0.62%	0.38%
Return on average shareholders' equity	1.53%	6.63%	3.96%

Interest income	$42,387	$42,781	$85,168	(0.9)%
Tax equivalent adjustment	307	363	670	(15.4)%
Interest income - tax equivalent	42,694	43,144	85,838	(1.0)%
Interest expense	11,178	11,853	23,031	(5.7)%
Net interest income - tax equivalent	$31,516	$31,291	$62,807	0.7%

Net interest margin	3.60%	3.61%	3.62%
Net interest margin (fully tax equivalent) (1)	3.64%	3.65%	3.65%

Full-time equivalent employees	1,048	1,063

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2008
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$37,864	$39,754	$39,646	$42,721	$159,985
Investment securities
Taxable	6,697	5,349	4,387	3,521	19,954
Tax-exempt	519	631	792	791	2,733
Total investment securities interest	7,216	5,980	5,179	4,312	22,687
Federal funds sold	6	22	40	565	633
Total interest income	45,086	45,756	44,865	47,598	183,305

Interest expense
Deposits	12,015	13,608	14,635	17,739	57,997
Short-term borrowings	1,186	1,720	1,130	792	4,828
Long-term borrowings	1,395	707	384	406	2,892
Subordinated debentures and capital securities	361	311	302	412	1,386
Total interest expense	14,957	16,346	16,451	19,349	67,103
Net interest income	30,129	29,410	28,414	28,249	116,202
Provision for loan and lease losses	10,475	3,219	2,493	3,223	19,410
Net interest income after provision for loan and lease losses	19,654	26,191	25,921	25,026	96,792

Noninterest income
Service charges on deposit accounts	4,752	5,348	4,951	4,607	19,658
Trust and wealth management fees	3,745	4,390	4,654	4,622	17,411
Bankcard income	1,457	1,405	1,493	1,298	5,653
Net gains from sales of loans	321	376	188	219	1,104
Gains on sales of investment securities	0	0	0	1,585	1,585
Income (loss) on preferred securities	(137)	(3,400)	(221)	20	(3,738)
Other	2,510	2,359	2,683	2,524	10,076
Total noninterest income	12,648	10,478	13,748	14,875	51,749

Noninterest expenses
Salaries and employee benefits	17,015	16,879	15,895	17,073	66,862
Net occupancy	2,635	2,538	2,510	2,952	10,635
Furniture and equipment	1,748	1,690	1,617	1,653	6,708
Data processing	840	791	814	793	3,238
Marketing	935	622	474	517	2,548
Communication	704	601	749	805	2,859
Professional services	912	729	1,061	761	3,463
State intangible tax	435	697	688	686	2,506
FDIC expense	158	115	121	127	521
Other	4,465	3,678	4,040	3,653	15,836
Total noninterest expenses	29,847	28,340	27,969	29,020	115,176
Income before income taxes	2,455	8,329	11,700	10,881	33,365
Income tax expense	371	2,597	3,892	3,543	10,403
Net income	2,084	5,732	7,808	7,338	22,962
Dividends on preferred stock	0	0	0	0	0
Net income available to common shareholders	$2,084	$5,732	$7,808	$7,338	$22,962

ADDITIONAL DATA
Net earnings per common share - basic	$0.06	$0.15	$0.21	$0.20	$0.62
Net earnings per common share - diluted	$0.06	$0.15	$0.21	$0.20	$0.61
Dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.68

Return on average assets	0.23%	0.66%	0.93%	0.89%	0.67%
Return on average shareholders' equity	2.89%	8.24%	11.26%	10.66%	8.21%

Interest income	$45,086	$45,756	$44,865	$47,598	$183,305
Tax equivalent adjustment	360	424	510	514	1,808
Interest income - tax equivalent	45,446	46,180	45,375	48,112	185,113
Interest expense	14,957	16,346	16,451	19,349	67,103
Net interest income - tax equivalent	$30,489	$29,834	$28,924	$28,763	$118,010

Net interest margin	3.67%	3.68%	3.72%	3.78%	3.71%
Net interest margin (fully tax equivalent) (1)	3.71%	3.73%	3.78%	3.85%	3.77%

Full-time equivalent employees	1,061	1,052	1,058	1,056

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	% Change	% Change
	2009	2009	2008	2008	2008	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$80,938	$79,563	$100,935	$90,341	$106,248	1.7%	(23.8)%
Federal funds sold	0	0	0	0	4,005	N/M	(100.0)%
Investment securities trading	184	72	61	198	3,598	155.6%	(94.9)%
Investment securities available-for-sale	528,179	732,868	659,756	492,554	421,697	(27.9)%	25.3%
Investment securities held-to-maturity	4,536	4,701	4,966	5,037	5,316	(3.5)%	(14.7)%
Other investments	27,976	27,976	27,976	34,976	34,632	0.0%	(19.2)%
Loans held for sale	6,193	6,342	3,854	2,437	2,228	(2.3)%	178.0%
Loans
Commercial	876,730	850,111	807,720	819,430	814,779	3.1%	7.6%
Real estate - construction	266,452	251,115	232,989	203,809	186,178	6.1%	43.1%
Real estate - commercial	988,901	859,303	846,673	814,578	769,555	15.1%	28.5%
Real estate - residential	337,704	360,013	383,599	424,902	499,002	(6.2)%	(32.3)%
Installment	88,370	91,767	98,581	106,456	115,575	(3.7)%	(23.5)%
Home equity	307,749	298,000	286,110	276,943	263,063	3.3%	17.0%
Credit card	27,023	26,191	27,538	27,047	26,399	3.2%	2.4%
Lease financing	25	45	50	92	111	(44.4)%	(77.5)%
Total loans	2,892,954	2,736,545	2,683,260	2,673,257	2,674,662	5.7%	8.2%
Less
Allowance for loan and lease losses	38,649	36,437	35,873	30,353	29,580	6.1%	30.7%
Net loans	2,854,305	2,700,108	2,647,387	2,642,904	2,645,082	5.7%	7.9%
Premises and equipment	86,216	85,385	84,105	81,989	79,380	1.0%	8.6%
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	465	500	1,002	872	641	(7.0)%	(27.5)%
Accrued interest and other assets	166,100	143,420	140,839	132,107	128,874	15.8%	28.9%
Total Assets	$3,783,353	$3,809,196	$3,699,142	$3,511,676	$3,459,962	(0.7)%	9.3%

LIABILITIES
Deposits
Interest-bearing	$599,365	$622,263	$636,945	$580,417	$575,236	(3.7)%	4.2%
Savings	657,300	705,229	583,081	608,438	615,613	(6.8)%	6.8%
Time	1,111,399	1,137,398	1,150,208	1,118,511	1,167,024	(2.3)%	(4.8)%
Total interest-bearing deposits	2,368,064	2,464,890	2,370,234	2,307,366	2,357,873	(3.9)%	0.4%
Noninterest-bearing	423,781	427,068	413,283	404,315	419,045	(0.8)%	1.1%
Total deposits	2,791,845	2,891,958	2,783,517	2,711,681	2,776,918	(3.5)%	0.5%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	206,777	162,549	147,533	45,495	25,932	27.2%	697.4%
Federal Home Loan Bank	125,000	160,000	150,000	215,000	237,900	(21.9)%	(47.5)%
Other	25,000	40,000	57,000	53,000	54,000	(37.5)%	(53.7)%
Total short-term borrowings	356,777	362,549	354,533	313,495	317,832	(1.6)%	12.3%
Long-term debt	135,908	136,832	148,164	152,568	41,263	(0.7)%	229.4%
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	31,567	43,477	43,981	36,092	28,039	(27.4)%	12.6%
Total Liabilities	3,336,717	3,455,436	3,350,815	3,234,456	3,184,672	(3.4)%	4.8%

SHAREHOLDERS' EQUITY
Preferred stock	78,173	78,075	78,019	0	0	0.1%	N/M
Common stock	490,292	394,887	394,169	391,249	390,545	24.2%	25.5%
Retained earnings	74,285	77,695	76,339	80,632	81,263	(4.4)%	(8.6)%
Accumulated other comprehensive loss	(10,700)	(8,564)	(11,905)	(6,285)	(8,236)	(24.9)%	(29.9)%
Treasury stock, at cost	(185,414)	(188,333)	(188,295)	(188,376)	(188,282)	1.5%	1.5%
Total Shareholders' Equity	446,636	353,760	348,327	277,220	275,290	26.3%	62.2%
Total Liabilities and Shareholders' Equity	$3,783,353	$3,809,196	$3,699,142	$3,511,676	$3,459,962	(0.7)%	9.3%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2009	2009	2008	2008	2008	2009	2008
ASSETS
Cash and due from banks	$81,016	$85,650	$87,307	$89,498	$81,329	$83,320	$84,104
Federal funds sold	0	0	1,737	3,137	4,095	0	34,947
Investment securities	731,119	758,257	574,893	467,524	422,463	744,613	383,883
Loans held for sale	5,942	5,085	1,876	2,080	3,034	5,516	3,078
Loans
Commercial	843,183	825,399	809,869	819,199	805,122	834,340	793,240
Real estate - construction	257,487	242,750	220,839	192,731	179,078	250,159	170,543
Real estate - commercial	869,985	858,403	830,121	797,143	747,077	864,226	727,928
Real estate - residential	348,834	372,853	417,499	490,089	508,837	360,777	519,702
Installment	89,857	94,881	102,814	110,933	121,000	92,355	126,938
Home equity	302,159	291,038	280,900	270,659	257,954	296,629	254,830
Credit card	26,577	26,641	26,902	26,692	26,043	26,609	25,894
Lease financing	39	47	75	103	182	43	252
Total loans	2,738,121	2,712,012	2,689,019	2,707,549	2,645,293	2,725,138	2,619,327
Less
Allowance for loan and lease losses	36,644	37,189	29,710	29,739	29,248	36,915	29,054
Net loans	2,701,477	2,674,823	2,659,309	2,677,810	2,616,045	2,688,223	2,590,273
Premises and equipment	85,433	84,932	83,307	81,000	78,933	85,184	78,951
Goodwill	28,261	28,261	28,261	28,261	28,261	28,261	28,261
Other intangibles	489	982	613	639	652	734	666
Accrued interest and other assets	150,721	139,520	128,748	126,699	126,837	145,151	125,993
Total Assets	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,781,002	$3,330,156

LIABILITIES
Deposits
Interest-bearing	$630,885	$642,934	$611,129	$609,992	$590,464	$636,876	$606,835
Savings	645,197	620,509	604,370	611,713	617,029	632,921	613,739
Time	1,131,972	1,142,257	1,151,622	1,158,332	1,193,447	1,137,086	1,206,410
Total interest-bearing deposits	2,408,054	2,405,700	2,367,121	2,380,037	2,400,940	2,406,883	2,426,984
Noninterest-bearing	425,330	416,206	412,644	402,604	394,352	420,793	386,796
Total deposits	2,833,384	2,821,906	2,779,765	2,782,641	2,795,292	2,827,676	2,813,780
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	176,592	127,652	98,690	36,476	25,771	152,257	26,016
Federal Home Loan Bank	169,341	218,100	150,867	206,741	114,654	193,586	57,634
Other	39,836	56,078	53,044	53,836	53,758	47,912	59,956
Total short-term borrowings	385,769	401,830	302,601	297,053	194,183	393,755	143,606
Long-term debt	136,189	144,358	151,434	77,035	41,606	140,251	42,928
Other long-term debt	20,620	20,620	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	542,578	566,808	474,655	394,708	256,409	554,626	207,154
Accrued interest and other liabilities	28,552	37,939	25,049	22,705	31,145	33,220	31,413
Total Liabilities	3,404,514	3,426,653	3,279,469	3,200,054	3,082,846	3,415,522	3,052,347

SHAREHOLDERS' EQUITY
Preferred stock	78,126	78,038	7,805	0	0	78,082	0
Common stock	418,086	394,500	391,601	390,861	390,237	406,358	390,658
Retained earnings	78,296	77,317	81,932	82,636	81,045	77,809	80,498
Accumulated other comprehensive loss	(7,936)	(10,677)	(6,462)	(8,594)	(4,211)	(9,299)	(4,594)
Treasury stock, at cost	(186,628)	(188,321)	(188,294)	(188,309)	(188,268)	(187,470)	(188,753)
Total Shareholders' Equity	379,944	350,857	286,582	276,594	278,803	365,480	277,809
Total Liabilities and Shareholders' Equity	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,781,002	$3,330,156

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)
	Quarterly Averages						Year-to-Date Averages
	Jun. 30, 2009		Mar. 31, 2009		Jun. 30, 2008		Jun. 30, 2009		Jun. 30, 2008
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$731,119	4.61%	$758,257	4.88%	$422,463	4.93%	$744,613	4.75%	$383,883	4.99%
Interest-bearing deposits with other banks
Federal funds sold	-	N/M	-	0.00%	4,095	3.93%	-	N/M	34,947	3.49%
Gross loans (2)	2,744,063	4.97%	2,717,097	5.02%	2,648,327	6.02%	2,730,654	4.99%	2,622,405	6.33%
Total earning assets	3,475,182	4.89%	3,475,354	4.99%	3,074,885	5.87%	3,475,267	4.94%	3,041,235	6.13%

Nonearning assets
Allowance for loan and lease losses	(36,644)		(37,189)		(29,248)		(36,915)		(29,054)
Cash and due from banks	81,016		85,650		81,329		83,320		84,104
Accrued interest and other assets	264,904		253,695		234,683		259,330		233,871
Total assets	$3,784,458		$3,777,510		$3,361,649		$3,781,002		$3,330,156

Interest-bearing liabilities
Total interest-bearing deposits	$2,408,054	1.51%	$2,405,700	1.65%	$2,400,940	2.45%	$2,406,883	1.58%	$2,426,984	2.69%
Borrowed funds
Short-term borrowings	385,769	0.55%	401,830	0.51%	194,183	2.34%	393,755	0.53%	143,606	2.70%
Long-term debt	136,189	3.68%	144,358	3.67%	41,606	3.71%	140,251	3.68%	42,928	3.71%
Other long-term debt	20,620	6.22%	20,620	4.66%	20,620	5.89%	20,620	5.45%	20,620	6.98%
Total borrowed funds	542,578	1.55%	566,808	1.47%	256,409	2.85%	554,626	1.51%	207,154	3.34%
Total interest-bearing liabilities	2,950,632	1.52%	2,972,508	1.62%	2,657,349	2.49%	2,961,509	1.57%	2,634,138	2.74%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	425,330		416,206		394,352		420,793		386,796
Other liabilities	28,552		37,939		31,145		33,220		31,413
Shareholders' equity	379,944		350,857		278,803		365,480		277,809
Total liabilities & shareholders' equity	$3,784,458		$3,777,510		$3,361,649		$3,781,002		$3,330,156

Net interest income (1)	$31,209		$30,928		$28,414		$62,137		$56,663
Net interest spread (1)		3.37%		3.37%		3.38%		3.37%		3.39%
Net interest margin (1)		3.60%		3.61%		3.72%		3.61%		3.75%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(499)	$(216)	$(715)	$(320)	$3,550	$3,230	(452)	$8,494	$8,042
Interest-bearing deposits with other banks
Federal funds sold	-	-	-	-	(40)	(40)	-	(605)	(605)
Gross loans (2)	(383)	704	321	(6,853)	1,185	(5,668)	(17,413)	2,681	(14,732)
Total earning assets	(882)	488	(394)	(7,173)	4,695	(2,478)	(17,865)	10,570	(7,295)

Interest-bearing liabilities
Total interest-bearing deposits	$(832)	$109	$(723)	$(5,582)	$27	$(5,555)	$(13,333)	$(158)	$(13,491)
Borrowed funds
Short-term borrowings	36	(16)	20	(865)	262	(603)	(1,545)	657	(888)
Long-term debt	5	(60)	(55)	(2)	869	867	(7)	1,774	1,767
Other long-term debt	79	4	83	18	-	18	(157)	-	(157)
Total borrowed funds	120	(72)	48	(849)	1,131	282	(1,709)	2,431	722
Total interest-bearing liabilities	(712)	37	(675)	(6,431)	1,158	(5,273)	(15,042)	2,273	(12,769)

Net interest income (1)	$(170)	$451	$281	$(742)	$3,537	$2,795	$(2,823)	$8,297	$5,474
Net interest spread (1)
Net interest margin (1)

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY

(Dollars in thousands)
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2009	2009	2008	2008	2008

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$36,437	$35,873	$30,353	$29,580	$29,718
Provision for loan and lease losses	10,358	4,259	10,475	3,219	2,493
Gross charge-offs
Commercial	4,707	2,521	2,168	1,568	946
Real estate - construction	1,340	0	0	0	0
Real estate - commercial	1,351	382	2,083	48	589
Real estate - residential	351	231	47	335	227
Installment	304	400	493	424	482
Home equity	332	218	238	135	525
All other	386	308	374	426	426
Total gross charge-offs	8,771	4,060	5,403	2,936	3,195
Recoveries
Commercial	333	60	165	179	166
Real estate - construction	0	0	0	0	0
Real estate - commercial	14	16	40	37	19
Real estate - residential	20	2	5	4	5
Installment	203	254	189	225	246
Home equity	1	0	0	0	30
All other	54	33	49	45	98
Total recoveries	625	365	448	490	564
Total net charge-offs	8,146	3,695	4,955	2,446	2,631
Ending allowance for loan and lease losses	$38,649	$36,437	$35,873	$30,353	$29,580

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	2.08%	1.21%	0.98%	0.67%	0.39%
Real estate - construction	2.09%	0.00%	0.00%	0.00%	0.00%
Real estate - commercial	0.62%	0.17%	0.98%	0.01%	0.31%
Real estate - residential	0.38%	0.25%	0.04%	0.27%	0.18%
Installment	0.45%	0.62%	1.18%	0.71%	0.78%
Home equity	0.44%	0.30%	0.34%	0.20%	0.77%
All other	5.00%	4.18%	4.79%	5.66%	5.03%
Total net charge-offs	1.19%	0.55%	0.73%	0.36%	0.40%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$8,100	$8,412	$5,930	$5,194	$4,957
Real estate - construction	11,936	240	240	0	490
Real estate - commercial	10,130	9,170	4,779	3,361	3,592
Real estate - residential	4,897	4,724	5,363	3,742	4,461
Installment	394	464	459	417	438
Home equity	2,136	1,681	1,204	1,084	866
All other	0	0	6	32	8
Total nonaccrual loans	37,593	24,691	17,981	13,830	14,812
Restructured loans	197	201	204	208	554
Total nonperforming loans	37,790	24,892	18,185	14,038	15,366
Other real estate owned (OREO)	5,166	3,513	4,028	4,610	3,763
Total nonperforming assets	42,956	28,405	22,213	18,648	19,129
Accruing loans past due 90 days or more	318	255	138	241	245
Total underperforming assets	$43,274	$28,660	$22,351	$18,889	$19,374
Total classified assets	$106,315	$79,256	$67,393	$58,284	$54,511

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	102.81%	147.57%	199.51%	219.47%	199.70%
Nonperforming loans	102.27%	146.38%	197.27%	216.22%	192.50%
Total ending loans	1.34%	1.33%	1.34%	1.14%	1.11%
Nonperforming loans to total loans	1.31%	0.91%	0.68%	0.53%	0.57%
Nonperforming assets to
Ending loans, plus OREO	1.48%	1.04%	0.83%	0.70%	0.71%
Total assets	1.14%	0.75%	0.60%	0.53%	0.55%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands)
(Unaudited)

						Six months ended,
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2009	2009	2008	2008	2008	2009	2008
PER COMMON SHARE
Market Price
High	$11.92	$12.10	$14.30	$14.80	$13.88	$12.10	$13.88
Low	$7.35	$5.58	$10.81	$8.10	$9.20	$5.58	$9.20
Close	$7.53	$9.53	$12.39	$14.60	$9.20	$7.53	$9.20

Average common shares outstanding - basic	40,734,254	37,142,531	37,133,725	37,132,864	37,114,451	38,928,557	37,090,603
Average common shares outstanding - diluted	41,095,949	37,840,954	37,567,032	37,504,231	37,524,789	39,458,443	37,478,353
Ending common shares outstanding	51,434,346	37,474,422	37,481,201	37,476,607	37,483,384	51,434,346	37,483,384

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$454,243	$358,834	$356,307	$274,513	$274,372	$454,243	$274,372
Tier 1 Ratio	14.77%	12.16%	12.38%	9.80%	9.99%	14.77%	9.99%
Total Capital	$492,696	$395,271	$392,180	$304,866	$303,952	$492,696	$303,952
Total Capital Ratio	16.02%	13.39%	13.62%	10.89%	11.06%	16.02%	11.06%
Total Capital in excess of minimum requirement	$246,613	$159,133	$161,896	$80,806	$84,147	$246,613	$84,147
Total Risk-Weighted Assets	$3,076,042	$2,951,721	$2,878,548	$2,800,753	$2,747,559	$3,076,042	$2,747,559
Leverage Ratio	12.02%	9.51%	10.00%	7.95%	8.21%	12.02%	8.21%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending
assets	11.81%	9.29%	9.42%	7.89%	7.96%	11.81%	7.96%
Ending common shareholders' equity
to ending assets	9.74%	7.24%	7.31%	7.89%	7.96%	9.74%	7.96%
Ending tangible shareholders' equity
to ending tangible assets	11.14%	8.60%	8.70%	7.13%	7.18%	11.14%	7.18%
Ending tangible common shareholders'
equity to ending tangible assets	9.06%	6.54%	6.57%	7.13%	7.18%	9.06%	7.18%
Average shareholders' equity to
average assets	10.04%	9.29%	8.04%	7.96%	8.29%	9.67%	8.34%
Average common shareholders' equity
to average assets	7.98%	7.22%	7.82%	7.96%	8.29%	7.60%	8.34%
Average tangible shareholders' equity
to average tangible assets	9.35%	8.59%	7.28%	7.18%	7.50%	8.97%	7.54%
Average tangible common shareholders'
equity to average tangible assets	7.27%	6.51%	7.05%	7.18%	7.50%	6.89%	7.54%